Bank of America

February 23, 2012

Floyd Warkol
KSW, Inc.
3716 23rd Street
Long Island City, NY 11101-3518

Re: Revolving Line of Credit evidenced by Facility No. 1 of the Loan Agreement dated April 1, 2007 between Bank of America, N.A. (the "Bank") and KSW, Inc. (the "Credit").

Dear Mr. Warkol,

Effective as of the current expiration date of March 31, 2012, the Bank has renewed the Credit described above. The availability period of the Credit will now end on March 30, 2013, on which date all outstanding principal and accrued interest will be due and payable.

This letter shall not constitute a commitment to extend the Credit beyond the date specified above. All other terms and conditions of the loan documents evidencing the Credit (the "Loan Documents") shall remain in full force and effect during the extended availability period, including, without limitation, the obligation to make periodic interest payments as stated in the Loan Documents.

Thank you for your business. We look forward to our continued relationship and the opportunity to provide your company with exceptional customer service and expertise.

If you have any questions, please contact your Client Manager, Mary Ellen Connors at (631) 547-7453.

Bank of America, N.A.

By: ______________________
Connie Hui-Quon, Document Administrator